Goldspan Resources Inc.

A Resource Development Company (GSPN.QB)

April 22, 2014

Dear Ronald,

In our efforts to ready our annual audit for filing with the SEC, we noticed a clerical error in the maturity date of the Convertible Promissory Note with you in the amount of $100,000. The maturity date should have read December 31, 2014 instead of December 31, 2013. Clearly we did represent that it was a two year Note. I am sorry for this clerical error.

Please do sign this document agreeing that you understood the maturity date to be two years or December 31, 2014.

Thank you very much Ronald. Please either fax or email this signed document back to me and will forward it to our auditors.

Sincerely,

Phillip Allen

President

I, Ronald Ruby, do agree that I understood the Note to be for a term of two years

/s/ Ronald Ruby

Ronald Ruby

6452 E Mineral Pl, Centennial, CO USA 80112

303-875-1044 Toll: 800-455-6500 Fax: 303-957-5609

GoldspanResources.com